CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 9, 2003, which appears in the October 31, 2003 Annual Report to Shareholders of Strong Cash Management Funds, relating to the financial statements and financial highlights of Strong Heritage Reserve Series, Inc. (comprised of the Strong Heritage Money Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
February 24, 2004